Exhibit 4.3
PNM RESOURCES, INC.
2023 PERFORMANCE EQUITY PLAN
SECTION 1
ESTABLISHMENT, PURPOSE, EFFECTIVE DATE, DURATION, GLOSSARY
1.1Establishment; Impact on Prior Plans. PNM Resources, Inc., a New Mexico corporation, (the “Company”) hereby establishes the “PNM Resources, Inc. 2023 Performance Equity Plan” (the “Plan”). The Plan will supersede and replace the PNM Resources, Inc. 2014 Performance Equity Plan, which was effective May 15, 2014 and was subsequently amended on two (2) occasions (the “2014 Plan”) and all other Prior Plans. The 2014 Plan and all other Prior Plans shall remain in effect until all awards granted under such plans have been exercised, forfeited or cancelled or have otherwise expired or terminated. No awards will be made pursuant to the 2014 Plan or any other Prior Plan on or after the Effective Date.

1.2Purpose. The purpose of the Plan is to advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by Employees and Nonemployee Directors, by providing additional incentives and motivation toward superior performance of the Company and by enabling the Company and its Affiliates to attract and retain the services of Employees and Nonemployee Directors upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent. To further these objectives, the Plan provides for the grant of Options, Restricted Stock Rights, Restricted Stock, Stock Grants, Stock Units, Performance Shares, Performance Units, and Stock Appreciation Rights.
1.3Effective Date. The Plan shall become effective as of the date it is approved by the Company’s shareholders at the Company’s 2023 Annual Meeting (the “Effective Date”).
1.4Duration of Plan. The Plan shall remain in effect, subject to the Board’s right to amend or terminate the Plan pursuant to Section 14, until all Awards issued under the Plan expire, terminate, are exercised, or are paid in full in accordance with the provisions of the Plan and any Award Document. However, in no event may an Award be granted after the tenth (10th) anniversary of the Effective Date. Any Awards granted under the Plan prior to the tenth (10th) anniversary of the Effective Date shall continue in effect until they expire, terminate, are exercised or are paid in full in accordance with the terms of the Plan and the applicable Award Document.
1.5Glossary. Defined terms used in the Plan are identified by the capitalization of the first letter of each word or the first letter of each substantive word in a phrase. The defined terms are set forth in the attached Glossary, which is incorporated into and made part of the Plan. Except where otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular will include the plural, and the plural will include the singular.

SECTION 2
ELIGIBILITY AND PARTICIPATION
2.1Eligibility. Persons eligible to participate in the Plan include all Employees of an Employer and Nonemployee Directors.
2.2Actual Participation. Subject to the provisions of the Plan and the Committee Charter, the Committee may, from time to time, select from among all eligible Participants those to whom Awards shall be granted and shall determine the nature and amount of each Award. Before granting an Award to an Employee other than a Company Officer, the Committee shall consider the recommendation of the CEO.
SECTION 3
ADMINISTRATION
3.1Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to: (i) interpret the Plan; (ii) prescribe, amend, and rescind rules and regulations relating to the Plan; (iii) provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and (iv) make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Committee shall have the power and authority to make all other determinations which may be necessary or advisable for the administration of the Plan.
3.2Awards. Except in the case of the Retainer Awards described in Section 9 and except as otherwise provided in the Committee Charter, the Committee shall have the authority, in its sole discretion, to determine: (i) the Participants who are entitled to receive Awards under the Plan; (ii) the types of Awards; (iii) the times when Awards shall be granted; (iv) the number of Awards; (v) the purchase price or exercise price, if any, and the period(s) during which such Awards shall be exercisable (whether in whole or in part); (vi) the restrictions applicable to Awards; (vii) the form of each Award Document, which need not be the same for each Participant; (viii) the other terms and provisions of any Award, which need not be the same for each Participant, including, but not limited to, whether and to what extent, and in what circumstances an Award may be settled in cash, Stock, other Awards, or other property or whether an Award may be canceled, forfeited, exchanged or surrendered; and (ix) the schedule for lapse of restrictions or limitations and accelerations or waivers thereof, based in each case on such considerations as the Committee deems appropriate.
3.3Award Document. Each Award shall be evidenced by an Award Document that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine.
3.4Delegation. As permitted by law and the rules of the NYSE or any other established securities market on which the Stock is traded, the Committee may delegate any authority granted to it pursuant to the Plan.
3.5Decisions Binding. The Committee’s interpretation of the Plan or any Award Document and all decisions and determinations made by the Committee with respect to the Plan and any Award are final, binding and conclusive on all parties. All authority of the Committee (or the Board) with respect to Awards issued pursuant to the Plan shall continue after the term of the Plan so long as any Award remains outstanding.
3.6Claims. Any claim relating to an Award granted under the Plan shall be submitted to the Committee or its designee. The Committee shall render a written decision and, if there is an adverse determination with respect to the claim, either in whole or in part, the decision will set forth the basis for the determination. If the Committee does not render a decision within one hundred and twenty (120) days, the claim shall be deemed denied.
SECTION 4
STOCK SUBJECT TO THE PLAN
4.1Number. Subject to adjustment as provided in Section 4.3, the total number of shares of Stock reserved and available for grant under the Plan is 2,500,000, which number includes the number of shares of Stock that were authorized but unissued under the 2014 Plan (3,016,862 as of December 31, 2022). The shares delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.
4.2Share Counting; Lapsed Awards. The following rules shall apply solely for purposes of determining the total number of shares of Stock available for grant under the Plan:
(a)    The number of shares of Stock available for grant shall be reduced by one (1) share of Stock for each share subject to Awards granted under the Plan.
(b)    If any Award granted under the Plan, or any Award outstanding under any Prior Plan after December 31, 2022 terminates, expires, or lapses for any reason, the number of shares of Stock subject to such Award shall again be Stock available for grant under the Plan (i.e., any prior charge against the authorized pool of shares shall be reversed). For this purpose, each share of Stock subject to Awards granted under this Plan shall be counted as one (1) share of Stock, and each share of Stock subject to Awards granted under the 2014 Plan, regardless of the type of Award (e.g. Option, Performance Share, Restricted Stock Right) shall be counted as one (1) share of Stock.
(c)    If an Award is settled in cash (which means that Stock is not delivered in connection with the Award), the shares of Stock used to measure the value of the Award, if any, shall not reduce the number of shares of Stock available for grant under the Plan.
(d)    The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) shall reduce the number of shares of Stock available for grant by the entire number of shares of Stock subject to the SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise.
(e)    Dividend equivalents paid in Stock shall reduce the number of shares of Stock available for grant by the number of shares of Stock used to satisfy such dividend equivalent.

(f)    Shares of Stock tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Award shall not again become Stock available for grant under the Plan. Moreover, shares of Stock purchased on the open market with cash proceeds generated by the exercise of an Option shall not increase or replenish the number of shares available for grant under the Plan.
(g)    If the provisions of this Section 4.2 are inconsistent with the requirements of Section 422 of the Code, or any regulations promulgated thereunder, the provisions of such regulations shall control over the provisions of this Section 4.2 but only to this extent that this Section 4.2 applies to Incentive Stock Options.
(h)    The Committee may adopt such other reasonable rules and procedures as it deems appropriate for determining the number of shares that are available for grant under the Plan.
4.3Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the Committee shall make an adjustment in: (i) the number and class of shares of Stock which may be delivered under the Plan; (ii) the number of shares of Stock set forth in Sections 4.1, 4.4, 4.5 and any other similar numeric limit expressed in the Plan; and (iii) the number and class of and or price of shares subject to each outstanding Award. Notwithstanding anything in the Plan to the contrary, in the event of such transaction or event, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustments made pursuant to this Section 4.3 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.
4.4Annual Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to adjustment as provided in Section 4.3, the maximum number of shares of Stock that may be granted to any one Participant during any one calendar year with respect to one or more Awards shall be five hundred thousand (500,000) or the equivalent cash value.
4.5Annual Limitation on Number of Shares Subject to Retainer Awards. Notwithstanding any provision in the Plan to the contrary, and subject to adjustment as provided in Section 4.3, the maximum number of shares of Stock that may be granted to any one Participant who is a Nonemployee Director during any one calendar year with respect to one or more Retainer Awards shall be fifteen thousand (15,000) or the equivalent cash value.
4.6Fractional Shares. No fractional shares of Stock shall be issued pursuant to the Plan. Unless the Committee specifies otherwise in the Award Document or pursuant to any policy adopted by the Committee, cash will be given in lieu of fractional shares. In the event of adjustment as provided in Section 4.3 or the issuance of substitute awards as provided in Section 13, the total number of shares of Stock subject to any affected Award shall always be a whole number of shares, determined in accordance with the policies and procedures adopted by the Company from time from time.

SECTION 5
STOCK OPTIONS
5.1Grant of Options. Subject to the provisions of the Plan, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant either Non-Qualified Stock Options or Incentive Stock Options and shall have complete discretion in determining the number of shares of Stock subject to Options granted to each Participant. No Options may be granted later than ten (10) years from the Effective Date.
5.2Exercise Price; No Repricing. No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date. Notwithstanding any other provision of the Plan to the contrary, without the approval of the Company’s shareholders, an Option may not be amended or modified to reduce the exercise price after the Grant Date or surrendered in consideration of or exchanged for cash, other Awards or a new Option having an exercise price below that of the Option being surrendered or exchanged, except in connection with an adjustment pursuant to Section 4.3.
5.3Duration of Options. Each Option shall expire at such time or times as the Committee shall determine as of the Grant Date; provided, however, that all Options shall lapse and no longer be exercisable no later than ten (10) years from the Grant Date.
5.4Exercisability of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants. The granting of an Option will impose no obligation upon the Participant to exercise such Option.
5.5Payment. As determined by the Committee, the exercise price of the shares of Stock subject to the exercise of an Option shall be paid in full: (i) in cash; (ii) in previously-acquired Stock (through actual tender or by attestation) held for more than six (6) months, valued at its Fair Market Value on the date of exercise; (iii) by any net-issuance arrangement (including, in the case of a Non-Qualified Stock Option, any broker-assisted “cashless” exercise arrangement); or (iv) by a combination thereof. The Committee, in consideration of applicable accounting standards and applicable law, may waive the six (6) month holding period in the event the exercise price of an Option is paid through the tendering of shares.
5.6Evidence of Ownership. Within an administratively reasonable period of time after the exercise of an Option, the payment of the full exercise price and the satisfaction of all withholding obligations incurred pursuant to such exercise, the Company shall cause the appropriate number of shares of Stock to be issued to the Participant (which issuance may be evidenced by a book entry credit on the books of the Company or a duly authorized transfer agent of the Company). A Participant shall have none of the rights of a shareholder with respect to an Option until the shares of Stock subject to the exercise of the Option are issued to the Participant. No adjustment will be made for dividends or other rights for which the record date is prior to the date shares of Stock are issued to the Participant.
5.7Nontransferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.
5.8Incentive Stock Options. The following additional rules shall apply to Incentive Stock Options granted pursuant to this Section 5:
(a)    Incentive Stock Options shall be granted only to Participants who are Employees.
(b)    The exercise price per share shall not be less than the Fair Market Value of one share of Stock on the Grant Date.
(c)    In no event may any Incentive Stock Option be exercisable for more than ten (10) years from the Grant Date.
(d)    An Incentive Stock Option shall lapse in the following circumstances:
(i)    The Incentive Stock Option shall lapse ten (10) years from the Grant Date, unless an earlier time is specified in the Award Document.
(ii)    The Incentive Stock Option shall lapse upon a Termination of Employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Document.
(iii)    Unless otherwise provided in the Award Document, if the Participant incurs a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of: (a) the scheduled expiration date of the Option; or (b) twelve (12) months after the date of the Participant’s Termination of Employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament in the case of death, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.
(e)    The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed one hundred thousand dollars ($100,000) or such other limitation as may be imposed by Section 422(d) of the Code, as it may be amended or replaced from to time. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.
(f)    An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than one hundred and ten percent (110%) of Fair Market Value on the Grant Date and the Option is exercisable for no more than five (5) years from the Grant Date.
(g)    No Award of an Incentive Stock Option may be made pursuant to the Plan after the tenth (10th) anniversary of the Effective Date, unless the Company’s shareholders vote to approve an extension of the Plan.
(h)    Except as provided in Section 5.8(d)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.
(i)    The maximum aggregate number of shares of Stock available for grant under the Plan as Incentive Stock Options is the same numeric limit set forth in Section 4.1 and the maximum aggregate number of shares of Stock that may be subject to Incentive Stock Option Awards granted in any one calendar year to any one Participant is the same numeric limit set forth in Section 4.4.
SECTION 6
RESTRICTED STOCK RIGHTS, RESTRICTED STOCK, STOCK GRANTS, AND STOCK UNITS
6.1Grant of Restricted Stock Rights and Restricted Stock. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Rights or Restricted Stock to such Participants and in such amounts as it shall determine.
6.2Restricted Stock Rights.
(a)    Voting Rights. During the Restricted Period, Participants holding Restricted Stock Rights shall have no voting rights with respect to the shares subject to such Restricted Stock Rights. Voting rights will be available only after the issuance of shares pursuant to the Plan.
(b)    Dividend Equivalents and Other Distributions. In the Award Document for any Restricted Stock Rights Award, the Committee may also grant the Participant dividend equivalents and other distribution rights. Any dividend equivalents or other distributions to which a Participant may be entitled pursuant to this Section 6.2(b) shall be payable in accordance with the related Award Document, which shall comply with the requirements of Section 409A of the Code (or an applicable exception thereto) to the extent Section 409A of the Code applies to such dividend equivalents or other distributions. In no event may a dividend equivalent awarded in connection with a Restricted Stock Right that vests based on the achievement of Performance Goals be paid unless and until such Restricted Stock Right Award vests or is earned by satisfaction of the applicable Performance Goals.
(c)    Form and Timing of Payment. Payment for any vested Restricted Stock Rights Award issued pursuant to this Section shall be made in one lump sum payment of shares of Stock. As a general rule and except as otherwise provided in an Award Document, the shares payable under any Restricted Stock Rights Award will be issued to the Participant within ninety (90) days following the date on which the Restricted Stock Rights vest. Unless the related Award Document is structured to qualify for an exception to the requirements of Section 409A of the

Code, such payment is intended to be made at a specified time or pursuant to a fixed schedule under Treas. Reg. Section 1.409A-3(a)(4). Restricted Stock Rights that vest upon a Participant’s Termination of Employment for the reasons described in Section 10.1 shall be payable at the times described in Section 10.1.
6.3Grant of Restricted Stock.
(a)    Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award.
(b)    Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Restricted Stock Award, upon Termination of Employment during the applicable Restricted Period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided however, that the Committee may provide in any Restricted Stock Award Document that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.
(c)    Evidence of Ownership for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine which may include an appropriate book entry credit on the books of the Company or a duly authorized transfer agent of the Company. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
6.4Stock Grant Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Stock Grant Awards to such Participants and in such amounts as it shall determine. A Stock Grant Award grants a Participant the right to receive (or purchase at a price determined by the Committee) Stock free of any vesting restrictions. All Stock Grant Awards shall be evidenced by an Award Document that shall specify the number of shares granted and such other provisions as the Committee shall determine. The purchase price, if any, for a Stock Grant Award shall be payable in cash or in any other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold in respect of past services or other valid consideration, or in lieu of any cash compensation owed to a Participant.
6.5Stock Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Stock Unit Awards to such Participants and in such amounts as it shall determine. A Stock Unit Award grants a Participant the right to receive shares, or a cash payment equal to the Fair Market Value of a designated number of shares in the future, free of any vesting restrictions. All Stock Unit Awards shall be evidenced by an Award Document that shall specify the number of shares to which the Award relates, whether the Award will be paid in shares, or cash, and such other provisions as the Committee shall determine. A Stock Unit

Award may be granted in respect of past services or other valid consideration, or in lieu of any cash compensation owed to a Participant.
SECTION 7
PERFORMANCE SHARES AND PERFORMANCE UNITS
7.1Grant of Performance Shares or Performance Units. Subject to the provisions of the Plan, Performance Shares or Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares or Performance Units granted to each Participant.
In the Award Document for any Performance Share or Performance Unit Award, the Committee may also grant the Participant dividend equivalents. Any dividend equivalents to which a Participant may be entitled pursuant to this Section 7.1 shall be payable in accordance with the related Award Document, which shall comply with the requirements of Section 409A of the Code (or an applicable exception thereto) to the extent Section 409A of the Code applies to such dividend equivalents. In no event may a dividend equivalent awarded in connection with any Performance Share or Performance Unit Award be paid unless and until such Award vests or is earned by satisfaction of the applicable Performance Goals.
7.2Performance Goals and Value of Awards. The Committee may impose conditions and/or restrictions on each Performance Share or Performance Unit Award, including, without limitation, restrictions based upon the achievement of specific Performance Goals. The achievement of the Performance Goals for a particular period (including a Performance Period) will determine the ultimate value of the Performance Share or Performance Unit Award.
7.3Form and Timing of Payment. Payment for vested Performance Shares shall be made in Stock. Payment for vested Performance Units shall be made in cash, Stock, or a combination thereof as determined by the Committee. All payments for Performance Shares and Performance Units shall be made in a lump sum. As a general rule or as otherwise provided in an Award Document, payment for vested Performance Shares or Performance Units shall be made on or before March 15 of the calendar year following the calendar year in which the Performance Period applicable to such Performance Shares or Performance Units ends. Performance Shares or Performance Units that vest upon a Participant’s Termination of Employment for the reasons described in Section 10.1 shall be payable at the times described in Section 10.1.
SECTION 8
STOCK APPRECIATION RIGHTS
8.1Grant of Stock Appreciation Rights. Subject to the provisions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. Alternatively, SARs may be granted independently of Options. The Committee shall have complete discretion in determining the number of shares of Stock subject to a SAR. No SAR may be granted later than ten (10) years from the Effective Date.

8.2Duration of SARs. Each SAR shall expire at such time or times as the Committee shall determine as of the Grant Date; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.
8.3Exercisability of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.
8.4Payment; No Repricing. Upon exercise of the SAR, the Participant shall be entitled to receive payment of an amount determined by multiplying: (i) the difference, if any, between the Fair Market Value of one share of Stock at the date of exercise over the Fair Market Value of a share of Stock on the Grant Date (or such higher amount determined by the Committee); by (ii) the number of shares of Stock with respect to which the SAR is exercised. Notwithstanding any other provision of the Plan to the contrary, without the approval of the Company’s shareholders, a SAR may not be amended or modified to reduce the exercise price after the Grant Date or surrendered in consideration of or exchanged for cash, other Awards or a new SAR having an exercise price below that of the SAR being surrendered or exchanged, except in connection with an adjustment pursuant to Section 4.3.
8.5Form and Timing of Payment. Payment for SARs shall be made in Stock and shall be payable at the time specified in the Award Document for such SARs.
8.6Evidence of Ownership. Within an administratively reasonable period of time after the exercise of the SAR, the payment of the full exercise price (if any) and the satisfaction of all withholding obligations incurred pursuant to such exercise, the Company shall cause the appropriate number of shares of Stock to be issued to the Participant (which issuance may be evidenced by a book entry credit on the books of the Company or a duly authorized transfer agent of the Company). A Participant shall have none of the rights of a shareholder with respect a SAR until the shares of Stock subject to the exercise of the SAR are issued to the Participant. No adjustment will be made for dividends or other rights for which the record date is prior to the date shares of Stock are issued to the Participant.
8.7Nontransferability of SARs. No SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.
SECTION 9
NONEMPLOYEE DIRECTOR RETAINER GRANTS
9.1Payment of Retainer. The Retainer is payable in cash or Awards, other than performance-based Awards, as determined by the Board in the exercise of its discretion. The Board’s determination of the combination of cash and Awards payable to each Nonemployee Director need not be uniform. The Retainer paid to a Nonemployee Director may not be based on satisfaction of any Performance Goals.

9.2Grant Date. Unless the Board determines otherwise, the Grant Date for Retainer Awards to Nonemployee Directors shall be each Annual Meeting Date.
9.3Term of Awards. Subject to the limitations set forth in the Plan, Awards granted to Nonemployee Directors shall be subject to such terms and conditions as set forth in each Award Document as determined by the Board in its sole discretion.
9.4Termination of Service.
(a)    Nonvested Awards. If a Nonemployee Director holds any nonvested Awards upon his or her Termination of Service as a Nonemployee Director due to death, Disability, Retirement, or Change in Control, all such nonvested Awards shall become one hundred percent (100%) vested. Upon a Nonemployee Director’s Termination of Service as a Nonemployee Director for any reason other than death, Disability, Retirement, or Change in Control, all nonvested Awards shall be canceled.
(b)    Vested Awards. If a Nonemployee Director holds any vested Awards upon a Termination of Service as a Nonemployee Director for any reason other than for Cause, the vested Award shall be exercisable on or before the earlier of: (i) one (1) year following the Termination of Service, or (ii) the tenth (10th) anniversary date of the Grant Date of the Award. Upon a Nonemployee Director’s Termination of Service for Cause, all vested Awards shall be canceled. This provision does not apply to the receipt of any Retainer Award that has been deferred in accordance with Section 9.6.
9.5Maximum Award Payable. In accordance with Section 4.5, but subject to adjustment as provided in Section 4.3, the maximum number of shares subject to a Retainer Award payable in Stock is the same numeric limit set forth in Section 4.5.
9.6Deferral Permitted. A Nonemployee Director may defer receipt of any Retainer Award payable in shares of Stock pursuant to terms and conditions established by the Board from time to time. Any Retainer Award deferred pursuant to this Section 9.6 shall be deferred in accordance with the requirements of Section 409A of the Code.
SECTION 10
TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL
10.1Termination of Employee’s Employment Due to Death, Disability, Retirement, Impaction or Qualifying Change in Control Termination.
(a)    Nonvested Awards.
(i)    Options and SARs. If a Participant holds any nonvested Options or SARs upon a Termination of Employment due to death, Disability, Retirement, Impaction, or a Qualifying Change in Control Termination, all such nonvested Options or SARs shall become one hundred percent (100%) vested. Such vested Options or SARs shall be exercisable on or before the earlier of: (1) three (3) years following the Termination of Employment; or (2) the tenth (10th) anniversary date of the Grant Date for the Options or SARs.

(ii)    Incentive Stock Options. Notwithstanding the foregoing, in the case of an incentive stock option, the favorable tax treatment described in Section 422 of the Code shall not be available if such Option is exercised after the date prescribed in Section 422(a)(2), as amended, following a Termination of Employment except as otherwise allowed by Sections 421(c)(1)(A) and 422(c)(6).
(iii)    Restricted Stock Rights. If a Participant holds any nonvested Restricted Stock Rights upon a Separation from Service due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, such nonvested Restricted Stock Rights shall vest and become payable as follows:
(1)    Restricted Stock Rights Subject To Restrictions Based On Meeting Service Requirements. If the Restricted Stock Rights are subject to restrictions based on meeting certain service requirements, the Restricted Stock Rights shall become one hundred percent (100%) vested upon the Participant’s Separation from Service. The shares of Stock payable pursuant to such Award will be issued to the Participant within ninety (90) days following the date of the Participant’s Separation from Service. Such payment is intended to be made upon the Participant’s Separation from Service pursuant to Treas. Reg. § 1.409A-3(a)(1). Accordingly, if the Participant is a Specified Employee on the date on which any Restricted Stock Rights become payable pursuant to this Section 10.1(a)(iii)(1), the six (6) month delay described in Section 17.3 shall apply.
(2)    Restricted Stock Rights Subject To Restrictions Based On Meeting Performance Requirements. If the Restricted Stock Rights are subject to restrictions based on meeting certain performance requirements, a pro rata portion of the Restricted Stock Rights Award shall vest at the end of the Performance Period based on the level of achievement of the Performance Goals applicable to such Award, as described in the Award Document. The payment to which the Participant is entitled for the pro rata portion of the vested Restricted Stock Rights Award shall be based on the number of full months included in the Performance Period as of the date of the Participant’s Separation from Service compared to the number of full months included in the Performance Period. The Participant’s pro rata portion of the shares of Stock payable pursuant to such Restricted Stock Rights Award will be issued to the Participant within ninety (90) days following the termination of the Performance Period described therein. Such payment is intended to be made at a specified time or pursuant to a fixed schedule under Treas. Reg. § 1.409A-3(a)(4).
(3)    Restricted Stock Rights Subject to Restrictions Based on Meeting Performance Requirements and Service Requirements. Certain Restricted Stock Rights granted hereunder may be subject to restrictions based on meeting performance requirements, the satisfaction of which will determine the number of Restricted Stock Rights payable to the Participant, and then to restrictions based on meeting certain service requirements, the satisfaction of which will determine whether the Participant actually is paid for such Restricted Stock Rights. If the Participant’s Separation from Service due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination occurs during the period of time during which the Restricted Stock Rights are subject to restrictions based on meeting performance requirements, the Participant’s Restricted Stock Rights shall vest and become payable as described in Section 10.1(a)(iii)(2). If such Separation from Service occurs during the period of time during which the Restricted Stock Rights are subject to restrictions based on meeting service requirements, the

Participant’s Restricted Stock Rights shall vest and become payable as described in Section 10.1(a)(iii)(1).
(iv)    Performance Shares and Performance Units. If a Participant holds any nonvested Performance Shares or Performance Units upon a Termination of Employment due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, such nonvested Performance Shares or Performance Units shall vest and become payable as follows:
(1)    Performance Shares and Performance Units Subject to Restrictions Based On Meeting Service Requirements. If the restriction is based on meeting certain service requirements, the Performance Shares or Performance Units shall become one hundred percent (100%) vested at Termination of Employment. Payment for such vested Performance Shares or Performance Units shall be made on or before March 15 of the calendar year following the calendar year in which the Performance Period applicable to such Performance Shares or Performance Units ends.
(2)    Performance Shares and Performance Units Subject To Restrictions Based On Meeting Performance Requirements. If the restriction is based on meeting certain Performance Goals, a pro rata portion of such Award shall vest at the end of the Performance Period based on the level of achievement of the Performance Goals applicable to such Award, as described in the Award Document. The payment to which the Participant is entitled for the pro rata portion of the vested Performance Share or Performance Unit Award shall be based on the number of full months included in the Performance Period as of the date of the Participant’s Termination of Employment compared to the number of full months included in the Performance Period. Such payment shall be made on or before March 15 of the calendar year following the calendar year in which the Performance Period applicable to such Performance Shares or Performance Units ends.
(v)    Restricted Stock Awards. If a Participant holds any nonvested Restricted Stock upon a Termination of Employment due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, the vesting of the Restricted Stock Awards upon such Termination of Employment shall be determined in accordance with the terms of the Award Document for such Awards.
(b)    Vested Awards.
(i)    Options and SARs. If a Participant holds any vested Options or SARs upon a Termination of Employment due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, such vested Options or SARs shall be exercisable on or before the earlier of: (1) three (3) years following the Termination of Employment; or (2) the tenth (10th) anniversary date of the Grant Date of the Options or SARs.
(ii)    Incentive Stock Options. Notwithstanding the foregoing, in the case of an incentive stock option, the favorable tax treatment described in Section 422 of the Code shall not be available if such Option is exercised after the date prescribed in Section 422(a)(2), as amended, following a Termination of Employment except as otherwise allowed by Sections 421(c)(1)(A) and 422(c)(6).

(iii)    Restricted Stock Rights. If a Participant holds any vested, but not yet paid, Restricted Stock Rights upon a Separation from Service due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, such Restricted Stock Rights will be payable in accordance with the provisions of Section 6.2.
(iv)    Performance Shares and Performance Units. If a Participant holds any vested, but not yet paid, Performance Shares or Performance Units upon a Termination of Employment due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, such Performance Shares or Performance Units will be payable in accordance with the provisions of Section 7.3.
(v)    Restricted Stock Awards. If a Participant holds any vested, but not yet paid, Restricted Stock upon a Termination of Employment due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, the payment of such Restricted Stock Awards shall be determined in accordance with the terms of the Award Document for such Awards.
10.2Voluntary Termination or Involuntary Termination of Employment For Reasons Other Than Impaction or Cause.
(a)    Nonvested Awards. If a Participant holds any nonvested Option, SAR, Restricted Stock Right, Performance Share or Performance Unit Awards upon voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, all such nonvested Awards shall be canceled and the Participant shall forfeit such Awards. If a Participant holds any nonvested Restricted Stock Awards upon a Termination of Employment described in the preceding sentence, the cancellation, forfeiture, vesting or payment of such Awards shall be determined in accordance with the terms of the Award Document for such Awards.
(b)    Vested Awards.
(i)    Options and SARs. If a Participant holds any vested Options or SARs upon voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, such vested Options or SARs shall be exercisable on or before the earlier of: (1) three (3) months following the termination date; or (2) the tenth (10th) anniversary of the Grant Date of the Options or SARs.
(ii)    Incentive Stock Options. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the favorable tax treatment described in Section 422 of the Code shall not be available if such Option is exercised after the date prescribed in Section 422(a)(2), as amended, following a Termination of Employment except as otherwise allowed by Sections 421(c)(1)(A) and 422(c)(6).
(iii)    Restricted Stock Rights. If a Participant holds any vested, but not yet paid, Restricted Stock Rights upon a voluntary or involuntary Separation from Service for reasons other than Impaction or Cause, such Restricted Stock Rights will be payable in accordance with the provisions of Section 6.2.

(iv)    Performance Shares and Performance Units. If a Participant holds any vested, but not yet paid, Performance Shares or Performance Units upon a voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, such Performance Shares or Performance Units will be payable in accordance with the provisions of Section 7.3.
(v)    Restricted Stock Awards. If a Participant holds any vested, but not yet paid, Restricted Stock Awards upon voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, the payment of such Restricted Stock Awards shall be determined in accordance with the terms of the Award Document for such Award.
(c)    Change in Control. The provisions of this Section apply fully to any Termination of Employment following a Change in Control if the Termination of Employment is not a Qualifying Change in Control Termination.
10.3Termination of Employment for Cause. If a Participant holds any Awards, whether vested or nonvested, all Awards shall terminate immediately and shall be forfeited upon a Termination of Employment for Cause.
10.4Disposition of Vested Awards Upon Death. If a Participant dies without having fully exercised his or her vested Awards, the estate or beneficiary, if such designation was made for purposes of the Plan, shall have the right to exercise the Awards pursuant to the terms and conditions contained herein.
10.5Certain Change in Control Transactions.
(a)    Applicability. The provisions of this Section 10.5 shall apply to an Award only if, before or immediately upon the occurrence of an event that would constitute a Change in Control, the Board, as constituted prior to the Change in Control, reasonably concludes, in good faith, that the value of the Award or the Participant’s opportunity for future appreciation in respect of the Award will be materially impaired following the closing of the transaction that will result in the Change in Control. If this Section applies, the following provisions will supersede the provisions of Sections 10.1 and 10.2:
(i)    Options and SARs. Any and all Options and SARs shall become exercisable immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control and all necessary steps shall be taken to allow the Participants to immediately exercise such Options or SARs so that any Stock issued upon such exercise shall be able to participate in the transaction that results in the Change in Control.
(ii)    Restricted Stock Rights. Any restrictions based on meeting certain service requirements imposed on Restricted Stock Rights shall lapse and such Restricted Stock Rights shall become one hundred percent (100%) vested immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control. If the Restricted Stock Rights are subject to restrictions based on meeting certain performance requirements, the restrictions imposed on the portion of the Restricted Stock Rights that have been “earned” (as determined in accordance with clause (v), below) shall lapse and shall become one hundred percent (100%) vested immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control. The portion that is not earned will be forfeited. Certain Restricted Stock Rights granted hereunder may be subject to restrictions based on meeting performance requirements, the satisfaction of which will determine the number of Restricted Stock Rights payable to the Participant, and then to restrictions based on meeting certain service requirements, the satisfaction of which will determine whether the Participant actually is paid for such Restricted Stock Rights. If the Change in Control occurs during the period of time during which the Restricted Stock Rights are subject to restrictions based on meeting performance requirements, the Participant will vest in the earned portion of the Restricted Stock Rights (as determined in accordance with clause (v), below), and the unearned portion will be forfeited. If the Change in Control occurs during the period of time during which the Restricted Stock Rights are subject to restrictions based on meeting service requirements, the Participant shall vest in one hundred percent (100%) of such Restricted Stock Rights as described above. In any event, the vested Restricted Stock Rights shall become immediately payable and shall be paid in Stock. All necessary steps shall be taken to allow any Stock issued in payment for the Restricted Stock Rights to participate in the transaction that results in the Change in Control.
(iii)    Performance Shares and Performance Units Payable in Stock. Any restrictions based on meeting certain service requirements imposed on Awards of Performance Shares or Performance Units that are payable in Stock shall immediately vest and such Performance Shares or Performance Units shall become one hundred percent (100%) vested immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control. If the Performance Shares or Performance Units are subject to restrictions based on meeting certain performance requirements, the restrictions imposed on the earned portion of the Performance Shares or Performance Units (as determined in accordance with clause (v), below) shall lapse and the earned portion of the Performance Shares or Performance Units shall become one hundred percent (100%) vested immediately prior to (but contingent upon) the closing of the transaction that results in the Change in Control. The portion that is not earned will be forfeited. Certain Performance Shares or Performance Units granted hereunder may be subject to restrictions based on meeting performance requirements, the satisfaction of which will determine the number of Performance Shares or Performance Units payable to the Participant, and then to restrictions based on meeting certain service requirements, the satisfaction of which will determine whether the Participant actually is paid for such Performance Shares or Performance Units. If the Change in Control occurs during the period of time during which the Performance Shares or Performance Units are subject to restrictions based on meeting performance requirements, the Participant will vest in the earned portion of the Performance Shares or Performance Units (as determined in accordance with clause (v) below), and the unearned portion will be forfeited. If the Change in Control occurs during the period of time during which the Performance Shares or Performance Units are subject to restrictions based on meeting service requirements, the Participant shall vest in one hundred percent (100%) of such Performance Shares or Performance Units as described above. All Stock payable in connection with such Awards shall be issued immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control and all necessary steps shall be taken to allow any Stock so issued to participate in the transaction that results in the Change in Control.
(iv)    Performance Units Payable in Cash. Any Awards of Performance Units that are payable in cash shall become one hundred percent (100%) vested immediately. The Participant then shall receive a cash payment equal to the Fair Market Value of the specified number of shares of Stock payable pursuant to the earned portion of the Award (as determined in accordance with clause (vi) below). The cash payment then will be made within ten days following the closing of the transaction that results in the Change in Control.
(v)    Restricted Stock Awards. The vesting and payment of any Restricted Stock Awards shall be determined in accordance with the terms of the Award Document for such Awards.
(vi)    Determining the “Earned” Portion of Performance Based Restricted Stock Rights, Performance Shares, or Performance Units. The “earned” portion of any Restricted Stock Rights, Performance Share or Performance Unit Award that is subject to restrictions based on meeting certain performance requirements shall equal the number of shares of Stock that would have been earned at the target level of performance; provided, however, that if, in the judgment of the Committee, the level of performance as of the last day of the month that is at least thirty (30) days prior to the closing of the transaction, that will result in the Change in Control is reasonably ascertainable and such performance exceeds the target level of performance, the Participant shall receive the number of shares of Stock that would have been earned at such attained level of performance rather than the target level of performance. Whether the attained level of performance exceeds the target level will be determined on a goal-by-goal basis. For example, if four equally weighted goals are established in connection with a particular Award, and the attained level of performance exceeds the target level for one of such goals, twenty-five percent (25%) of the Award will be earned at the attained level and the remaining seventy-five percent (75%) will be earned at the target level.
(vii)    Section 409A Override. With respect to an Award that the Company concludes is subject to Section 409A of the Code, a Change in Control may not result in the acceleration of the timing of any payment unless the transaction that results in the Change in Control also constitutes a “change of control event” as such term is used in Treas. Reg. § 1.409A-3(i)(5). Such transaction shall be considered to be a Change in Control for all other purposes of such an Award, however, unless prohibited by regulations issued pursuant to Section 409A. For example, such transaction will result in the lapse of any time based or other restrictions on a Restricted Stock Right Award. If due to the above provisions the payment of an Award may not be accelerated, the Board, prior to the Change in Control, shall take such action as it in good faith determines to be necessary to assure that there will be no material impairment to either the value of the Award to the Participant or the Participant’s opportunity for future appreciation in respect of such Award.
10.6Discretion of Committee. Notwithstanding the above, in the Award Document the Committee may alter the vesting, exercise and payment provisions described in this Section 10 for all or any portion of an Award granted under the Plan, provided that the Committee will not take any action pursuant to this Section 10.6 that will cause payment of any Award to violate the provisions of Section 409A of the Code.
10.7Transfer to Affiliate.
(a)    Transfer of Employer to Affiliate. If a Participant is employed by an Employer and ownership of the Employer is transferred to an Affiliate, the Participant will not be treated as having incurred a Termination of Employment for purposes of the Plan, regardless of whether the Affiliate has adopted the Plan pursuant to Section 18.4.
(b)    Transfer of Participant to Non-Adopting Affiliate. If a Participant leaves the employ of an Employer to become employed by an Affiliate, the Participant will not be treated as having incurred a Termination of Employment for purposes of the Plan, regardless of whether the Affiliate has adopted the Plan pursuant to Section 18.4.
10.8Participant Consent Not Required. Nothing in this Section 10 or any other provision of the Plan is intended to provide any Participant with any right to consent to or object to any transaction that might result in a Change in Control and each provision of the Plan shall be interpreted in a manner consistent with this intent. Similarly, nothing in this Section 10 or any other provision of the Plan is intended to provide any Participant with any right to consent to or object to any action taken by the Committee pursuant to Section 10.6.
SECTION 11
NON-TRANSFERABILITY
11.1General. The Committee may, in its sole discretion, determine the right of a Participant to transfer any Award granted under Plan, provided that in no event may an Award be transferred for value or consideration. Unless otherwise determined by the Committee and except as provided in Section 11.2, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the termination of any Restricted Period or Performance Period as determined by the Committee.
11.2Beneficiaries. Notwithstanding Section 11.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death, and in accordance with Section 5.8(d)(iii), upon the Participant’s Disability. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Document applicable to the Participant, except to the extent the Plan and Award Document otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.
SECTION 12
EMPLOYER DISCRETION, EVIDENCE OF OWNERSHIP, CLAWBACK
12.1Employment. Nothing in the Plan shall interfere with or limit in any way the right of any Employer to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Employer.

12.2Participant. No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.
12.3No Rights To Awards. No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.
12.4Evidence of Ownership. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates, make any book entry credits, or take any other action to evidence the ownership of shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates, book entry credits, or other evidence of ownership is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates, book entry credits, or other evidence of ownership delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. If Stock certificates are issued in connection with an Award, the Committee may place legends on any such certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
12.5Clawback. Every Award issued pursuant to this Plan is subject to potential forfeiture or recovery to the fullest extent called for by any “Clawback Policy” that may be adopted by the Company. By accepting an Award, each Participant consents to the Clawback Policy and agrees to be bound by and comply with the Clawback Policy and to return the full amount required by the Clawback Policy. As a condition to the receipt of such an Award, a Participant also may be required to execute any requested additional documents consenting to and agreeing to abide by such Clawback Policy.
SECTION 13
SUBSTITUTION OF AWARDS
Any Award may be granted under the Plan in substitution for Awards held by any individual who is an employee of another corporation who is about to become an Employee of an Employer or a Nonemployee Director as the result of a merger, consolidation or reorganization of the corporation with an Employer, or the acquisition by an Employer of the assets of the corporation, or the acquisition by an Employer of stock of the corporation as the result of which such corporation becomes a subsidiary of an Employer. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. Any Awards made pursuant to this Section 13 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code. Any Awards made pursuant to this Section 13 shall not reduce the maximum number of shares of Stock that may be granted to any one Participant during any one calendar year with respect to one or more Awards, as described in Section 4.4.
SECTION 14
AMENDMENT, MODIFICATION, AND TERMINATION
14.1Amendment, Modification and Termination. The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the Company’s shareholders to the extent required by law, regulation or any stock exchange rule for any exchange on which shares of Stock are listed. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee or the CEO the authority to approve non-substantive amendments to the Plan. Except as provided in Section 4.3, neither the Board, the CEO nor the Committee may, without the approval of the Company’s shareholders: (i) reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR; (ii) increase the numeric limits expressed in Sections 4.1, 4.4, 4.5, and 9.5; (iii) grant Options or SARs with an exercise price that is below Fair Market Value on the Grant Date; (iv) reprice previously granted Options or SARs or take any other action relative to an Option or SAR that would be treated as a repricing under the rules of the NYSE (or any national securities exchange on which the Stock may then be traded); (v) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price for the original Option or SAR; (vi) extend the exercise period for an Option or SAR beyond ten (10) years from the Grant Date; (vii) expand the types of Awards available for grant under the Plan; or (viii) expand the class of individuals eligible to participate in the Plan.
14.2Awards Previously Granted. Except as provided in the next sentence, no amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award previously granted under the Plan without the consent of the holder thereof. The consent of the holder of an Award is not needed if the change: (i) is necessary or appropriate to conform the Award to, or otherwise satisfy legal requirements (including without limitation Section 409A of the Code); (ii) does not adversely affect in any material way the rights of the holder; or (iii) is made pursuant to an adjustment as provided in Section 4.3. Furthermore, notwithstanding any provision of the Plan to the contrary, the Committee may, in exceptional circumstances, amend an Award previously granted.
SECTION 15
TAX WITHHOLDING
15.1Tax Withholding. The Employer shall have the power to withhold, or require a Participant to remit to the Employer, up to the maximum amount necessary to satisfy federal, state, and local withholding tax requirements in the applicable jurisdiction on any Award under the Plan. The Employer shall have discretion to determine the withholding amount, or the Employer may (but is not required to) permit a Participant to elect the withholding amount, within permissible limits as it deems appropriate, but in no event will such withholding amount be less than the minimum or more than the maximum amount necessary to satisfy federal, state, and local tax withholding requirements in the applicable jurisdiction on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Employer shall have the power to choose among such methods.

15.2Form of Payment. To the extent permissible under applicable tax, securities, and other laws, the Employer may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by: (i) using already owned shares that have been held by the Participant for at least six (6) months or longer (which holding period may be waived in accordance with Section 5.5); (ii) a broker-assisted “cashless” transaction; (iii) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award (including, for this purpose, the filing of an election under Section 83(b) of the Code) to satisfy the required minimum statutory withholding amount; or (iv) personal check or other cash equivalent acceptable to the Employer.
SECTION 16
INDEMNIFICATION
Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.
SECTION 17
REQUIREMENTS OF LAW
17.1Requirements of Law. The granting of Awards and the issuance of shares and/or cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.
17.2Governing Law. The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of New Mexico. The Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be either an employee pension or welfare benefit plan subject to ERISA.
17.3Section 409A of the Code.
(a)    General Compliance. Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Rights Awards Performance

Share Awards, Performance Unit Awards, and Stock Unit Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Document and the Plan will comply with and meet the requirements of Section 409A of the Code or an exception thereto. In such cases, the Award Document shall include such provisions, in addition to the provisions of the Plan, as the Company believes are necessary to assure compliance with Section 409A of the Code or an exception thereto. An Award subject to Section 409A of the Code shall be administered in compliance with Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of the Plan or any Award Document to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Document, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.
(b)    Delay for Specified Employees. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or if earlier than the end of the six (6) month period, the date of the Participant’s death). Any amounts that would have been distributed during such six (6) month period will be distributed on the day following the expiration of the six (6) month period.
(c)    Prohibition on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.
17.4Securities Law Compliance. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.
17.5Other Restrictions. The Committee shall impose such restrictions on any Awards under the Plan as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the Stock is then listed and under any blue sky or state securities laws applicable to such Awards.
SECTION 18
GENERAL PROVISIONS
18.1Funding. The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the claims of the general creditors of the Company.
18.2No Shareholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.
18.3Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
18.4Adoption by Affiliates. Public Service Company of New Mexico, Texas-New Mexico Power Company, and PNMR Services Company, all of which are Affiliates of the Company, shall be deemed to have adopted this Plan for the benefit of their Employees. Any other Affiliate that did not adopt a Prior Plan, by action of its board of directors, may adopt the Plan with respect to its Employees only with the approval of the Board.
(a)    Except as otherwise clearly indicated by the context, “Company” as used herein shall include each Affiliate that has adopted the Plan in accordance with this Section 18.4.
(b)    By adopting the Plan, each participating Affiliate shall be deemed to have agreed to:
(i)    Assume the obligations and liabilities imposed upon it by the Plan with respect to the its Employees;
(ii)    Comply with all of the terms and provisions of the Plan;
(iii)    Delegate to the Committee the power and responsibility to administer the Plan with respect to the Affiliate’s Employees;
(iv)    Delegate to PNM Resources the full power to amend or terminate the Plan with respect to the Affiliate’s Employees; and

(v)    Be bound by any action taken by PNM Resources pursuant to the terms and provisions of the Plan, regardless of whether such action is taken with or without the consent of the Affiliate.
(c)    Any Affiliate that has adopted the Plan for the benefit of its Employees may terminate its adoption of the Plan by action of its board of directors and timely providing notice to PNM Resources of such termination.
(d)    The Company and each participating Affiliate shall bear the costs and expenses of providing benefits to their respective Employees who are Participants. Such costs and expenses shall be allocated among PNM Resources’ Affiliates in accordance with agreements entered into between PNM Resources and any participating Affiliate, or in the absence of such an agreement, procedures adopted by PNM Resources.
PNM RESOURCES, INC.

May 10, 2023        By:    /s/ Patrick V. Apodaca
Dated    Patrick V. Apodaca
Senior Vice President and General Counsel

GLOSSARY
(a)“2014 Plan” means the PNM Resources, Inc. 2014 Performance Equity Plan, as amended.
(b)“Affiliate” means: (i) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group; and (ii) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group. In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and in applying Treas. Reg. § 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.
(c)“Annual Meeting” or “Annual Meeting Date” means the dates established for the annual meetings of the Company’s shareholders pursuant to the Company’s Bylaws.
(d)“Award” means any Option, Restricted Stock Right, Restricted Stock, Stock Grant, Stock Unit, Performance Share, Performance Unit, or Stock Appreciation Right granted pursuant to the Plan.
(e)“Award Document” means any written agreement (including an award agreement), contract, program, acknowledgement, award letter, or other instrument or document, including any electronic agreement, evidencing an Award.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” means, for purposes of termination of a Participant’s employment:
(i)The willful and continued failure of a Participant to substantially perform his or her duties with the Company or any Affiliate after written demand for substantial performance is delivered to the Participant which specifically identifies the manner in which the Participant has not substantially performed his or her duties;
(ii)The willful failure to report to work for more than thirty (30) days; or
(iii)The willful engagement by the Participant in conduct which is demonstrably and materially injurious to the Company or any Affiliate, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of the Company or any Affiliate, conviction of a felony, or conviction of a misdemeanor involving immoral acts.

i

Cause shall not be deemed to exist on the basis of paragraph (g)(i) or (g)(ii) if the failure results from such Participant’s incapacity due to verifiable physical or Mental Illness substantiated by appropriate medical evidence. For this purpose, “Mental Illness” means any disorder, other than a disorder induced by alcohol or drug abuse, which impairs the behavior, emotional reaction or thought process of a person. An act, or failure to act, by a Participant shall not be deemed “willful” if done or omitted to be done by the Participant in good faith and with a reasonable belief that his or her action was in the best interests of the Company and its Affiliates.
In the case of a Nonemployee Director, “Cause” means: (i) the willful and continued failure of a Nonemployee Director to substantially perform his or her duties as a Board member; or (ii) the willful engagement by the Nonemployee Director in conduct which is demonstrably and materially injurious to the Company or any Affiliate, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of the Company or any Affiliate, conviction of a felony, or conviction of a misdemeanor involving immoral acts.
(h)“CEO” means the Chief Executive Officer of the Company.
(i)“Change in Control” means any of the following:
(iv)Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act becoming directly or indirectly the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities unless such person is, or shall be, a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned, directly or indirectly, by the Company’s shareholders in substantially the same proportion as their ownership of stock of the Company;
(v)During any period of two (2) consecutive years, excluding any period prior to the Effective Date of the Plan, the following individuals ceasing, for any reason, to constitute a majority of the Board:
(1)directors who were directors at the beginning of such period; and
(2)any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, such new directors being referred to as “Approved New Directors.” For purposes of determining whether a Change in Control has occurred pursuant to this paragraph (i)(ii)(2), a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (i)(i), (i)(iii) or (i)(iv) shall not be considered to be an “Approved New Director.”
(vi)The shareholders of the Company approving a merger or consolidation of the Company with another company, corporation or subsidiary that is not affiliated with the Company immediately before the Change in Control; provided, however, that if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, the merger or consolidation will be disregarded; or
(vii)The adoption of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred until: (1) any required regulatory approval, including any final non-appealable regulatory order, has been obtained and (2) the transaction that would otherwise be considered a Change in Control closes. The Award Document for any Award subject to the requirements of Section 409A of the Code may prescribe a different definition of the term “Change in Control” that will apply for purposes of that Award Document and that complies with the requirements of Section 409A of the Code.
(j)“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.
(k)“Committee” means the Compensation and Human Capital Committee or any such other committee as may be designated by the Board to administer the Plan, the membership of such committee not being less than two (2) members of the Board. Each Committee member must be: (i) a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions for exemption of the Awards under the Plan from Section 16(b) of the Exchange Act; and (ii) an “independent director” as defined in the NYSE Listing Standards, as each such rule or regulation is in effect from time to time.
(l)“Committee Charter” means the Compensation and Human Capital Committee Charter as it may be amended from time to time.
(m)“Company” means PNM Resources, Inc., a New Mexico corporation.
(n)“Company Officer” means an Employee who is an officer of the Company and who is in salary grade H18 or higher.
(o)“Constructive Termination” shall have the meaning ascribed to it in the PNM Resources, Inc. Officer Retention Plan or Employee Retention Plan, as applicable. In the case of a Participant who is a participant in the PNM Resources, Inc. Officer Retention Plan, “Constructive Termination” shall have the meaning ascribed to it in the PNM Resources, Inc. Officer Retention Plan, as it may be amended from time to time.  In the case of all other Participants, “Constructive Termination” shall have the meaning ascribed to it in the PNM Resources, Inc. Employee Retention Plan, as it may be amended from time to time.
(p)“Disability” means a Participant is: (i) disabled as determined under the Company’s long-term disability plan for the provision of long-term disability benefits; or (ii) determined to be totally disabled by the Social Security Administration; provided, however, in the case of an Incentive Stock Option, Disability shall have the meaning ascribed to it in Section 22(e)(3) of the Code.
(q)“Effective Date” means the date on which the Company’s shareholders approve the Plan as described in Section 1.3.
(r)“Employee” means an individual who is classified by an Employer as a common law employee (or who would be considered a common law employee if such person was not on an authorized leave of absence). Regardless of any subsequent determination by a court or a governmental agency that an individual should be treated as a common law employee, an individual will be considered an Employee under the Plan only if such individual has been so classified by an Employer for purposes of the Plan. Examples of individuals who will not be considered to be Employees of an Employer include: (i) consultants; (ii) leased employees as defined in Section 414(n) of the Code; (iii) individuals providing services to an Employer pursuant to a contract with a third-party; (iv) independent contractors; (v) employees of independent contractors; (vi) interns; and (vii) co-op employees.
(s)“Employer” means the Company or any of its Affiliates that has adopted the Plan in accordance with Section 18.4.
(t)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.
(u)“Exchange Act” means the Securities Exchange Act of 1934, as amended. All references to the Exchange Act shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of Exchange Act.
(v)“Fair Market Value” means the closing sale price of one share of Stock as reported on the NYSE(or other national securities exchange on which the Stock may then be traded) on the date such value is determined or, if Stock is not traded on such date, on the first immediately preceding business day on which Stock was so traded.
(w)“Grant Date” means the date the Committee (or its designee) approves the Award or a date in the future on which the Committee determines the Award will become effective.
(x)“Impaction” means the elimination of a Participant’s position by the Company, as approved by the CEO of the Company or his or her authorized designee, followed by the Company giving a Notice of Impaction to the Participant and the Participant’s subsequent Termination of Employment.
(y)“Incentive Stock Option” or “ISO” means an Option granted to and in compliance with Section 5.8.
(z)“Nonemployee Director” means any member of the Board who, as of the Grant Date, is not an Employee.

(aa)“Non-Qualified Stock Option” or “NQSO” means any Option which is not intended to be an Incentive Stock Option.
(bb)    “Notice of Impaction” means a written notice issued by the Company, at its sole discretion, to the Participant stating that his or her position with the Company has been selected for Impaction.
(cc)    “NYSE” means the New York Stock Exchange.
(dd)    “Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either: (i) a Non-Qualified Stock Option; or (ii) an Incentive Stock Option.
(ee)    “Participant” means an individual who has been granted an Award.
(ff)    “Performance Goals” means the goal or goals established by the Committee for a Performance Period based on business criteria or other performance measures determined by the Committee in its discretion.
(gg)    “Performance Period” means the period of time of not less than one (1) year selected by the Committee over which the attainment of one (1) or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award granted pursuant to Sections 6 or 7.
(hh)    “Performance Share” means a right to receive a payment in the form of Stock depending on the satisfaction of one or more Performance Goals for a particular Performance Period as determined by the Committee.
(ii)    “Performance Unit” means a right to receive a payment in cash or Stock or a combination thereof depending on the satisfaction of one or more Performance Goals for a particular Performance Period as determined by the Committee.
(jj)    “Plan” means this PNM Resources, Inc. 2023 Performance Equity Plan as set forth in this document and as amended from time to time.
(kk)    “Prior Plans” means the 2014 Plan, and any other similar plan adopted by the Company at any time in the past, which has not yet lapsed or expired.
(ll)    “Protection Period” means the period beginning with the date on which a transaction closes, or an event occurs, which results in a Change in Control and ending twenty-four (24) months thereafter.
(mm)    “Qualifying Change in Control Termination” means, in the context of any Participant other than a Nonemployee Director, a Participant’s Termination of Employment during the Protection Period due to: (i) a termination of employment by the Company for any reason other than Cause, death or Disability; or (ii) a termination of employment by the Participant due to Constructive Termination.

v

(nn)    “Restricted Period” means the period during which Restricted Stock or Restricted Stock Rights are subject to restrictions pursuant to the relevant provisions of the Plan.
(oo)    “Restricted Stock” means Stock granted to a Participant that is subject to certain restrictions and to risk of forfeiture as determined by the Committee.
(pp)    “Restricted Stock Right” means the right granted to a Participant to receive Stock in the future, at no monetary cost to the Participant, the payment of which is subject to certain restrictions and to risk of forfeiture as determined by the Committee.
(qq)    “Retainer” means the annual retainer to which each Nonemployee Director is entitled, as may be determined by the Board from time to time pursuant to Section 9.
(rr)    “Retainer Award” means an Award made to a Nonemployee Director pursuant to Section 9.
(ss)    “Retirement” means Termination of Employment and attainment of:
(viii)age forty-five (45) with twenty (20) years of service;
(ix)age fifty-five (55) with ten (10) years of service;
(x)age fifty-nine and one-half (59½); or
(xi)any age with thirty (30) years of service.
In the case of a Nonemployee Director, “Retirement” means: (i) a Nonemployee Director’s retirement and related resignation from the Board pursuant to the “Director Service Policy” or any equivalent policy that may be adopted or amended from time to time by the Board; or (ii) completion of the Nonemployee Director’s elected term under circumstances in which he or she is not reelected for an ensuing term for any reason other than for Cause.
(tt)    “Separation from Service” is a term that applies only in the context of an Award that the Company concludes is subject to Section 409A of the Code. In that limited context, “Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is twenty percent (20%) or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding thirty-six (36) months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).
Solely for purposes of determined whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6) month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
In the case of a Nonemployee Director, “Separation from Service” means that such Director has ceased to be a member of the Board.
(uu)    “Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i). The identification date for determining whether any employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.
(vv)    “Stock” means the common stock of the Company, no par value.
(ww)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Section 8.
(xx)    “Stock Grant” means a right granted to a Participant pursuant to Section 6.
(yy)    “Stock Unit” means a right granted to a Participant pursuant to Section 6.
(zz)    “Termination of Employment” means, in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service”. In the case of any other Award, “Termination of Employment” will be given its natural meaning.
(aaa)    “Termination of Service” means, in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service”. In the case of any other Award, “Termination of Service” will mean the termination of a Nonemployee Director’s service on the Board.